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                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 ImaginOn, Inc.
                            (a Delaware corporation)

_______________________________________________________________________________

     ImaginOn, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware:

     DOES HEREBY CERTIFY:

     1. The following resolution has been adopted by the board of directors and a majority of the stockholders of the Corporation in accordance with Section 242 of the Delaware General Corporation Law for the purpose of amending the corporation's Certificate of Incorporation. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the Certificate of Incorporation of the Corporation be amended by replacing Article FOURTH of the Corporation's Certificate of Incorporation with the following:

                                   ARTICLE IV
                                   ----------
                                 Capitalization
                                 --------------

     FOURTH:   The total number of shares of capital stock which the corporation shall have authority to issue is 105,000,000 shares, consisting of 100,000,000 shares of common stock, $.01 par value (the "Common Stock"), and 5,000,000 shares of preferred stock, $.01 par value (the "Preferred Stock").


     IN WITNESS WHEREOF, ImaginOn, Inc. has caused this certificate to be signed by its duly authorized officer this the 12th Day of April, 2000.


                              ImaginOn, Inc.


                              /s/ David Schwartz
                              ----------------------------------------
                              David Schwartz, Chief Executive Officer